UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Stifel Financial Corp.

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

June 6, 2016

Fellow Shareholders:

Our annual shareholder meeting will be held on Wednesday, June 15, 2016 at 11:00 a.m. at our corporate headquarters in St. Louis, MO.

We are sending you this letter to ask you to vote FOR Item IV in our 2016 Proxy Statement – the “Equity Incentive” proposal, which would authorize amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) that: (1) increase capacity by 3,000,000 shares and (2) permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes.

As described in our 2016 proxy statement, our Board of Directors unanimously recommends a vote FOR the Equity Incentive proposal because: (1) the increased capacity will allow us to operate our business in the ordinary course and permit us to engage in future acquisitions and (2) the increased ability to settle awards in cash would provide us with additional flexibility in our ability to manage dilution.

We understand that Institutional Shareholders Services (“ISS”) has recommended a vote against Item IV. We ask that our shareholders conduct an independent analysis of our proposal when considering your vote on this important matter. The following are items we would ask you to consider:

1.	Equity & Compensation Philosophy

We are a human capital business that relies on our people to provide the advice and services that are the core of our business. As such, equity compensation is a fundamental element of our pay philosophy for a substantial number of our employees, not just the named executive officers. To illustrate, approximately 3,800 employees of Stifel participate in our equity incentive plan. We believe that to align our people with shareholders and maximize retention, a core component of the consideration should be delivered in equity in the form of RSUs that vest over future years.

Shareholders should also understand that a vote on Item IV, our equity incentive proposal, is a vote on the FORM of employee compensation, not on the AMOUNT of employee compensation. It is important to note that for the past 15 years, between 5% and 30% of annual individual employee compensation is delivered in the form of restricted stock units (“RSUs”) that vest over 5 to 7 years. This method of compensation aligns our employees with our shareholders and also provides a significant retentive feature. Eliminating our equity compensation plan/philosophy will not reduce the amount of compensation awarded, but would merely change the mix of compensation. Similarly, we utilize equity compensation in both our hiring and acquisition strategies. Here again, a vote against our equity plan (Item IV) will not change the total cost of hiring or acquisition, but merely change the form of consideration.

We understand that any compensation plan that substitutes equity for cash will, by definition, be dilutive on a gross share basis. As such, we attempt to minimize dilution through share repurchases and settling a portion of our equity awards in cash, primarily by delivering shares net of taxes. In fact, Item IV, which we urge you to vote for, increases our ability to manage future dilution by giving Stifel more flexibility to settle RSUs in cash.

2.	Share Utilization and Dilution

The following table illustrates the RSUs granted over the past three years, categorized by RSUs awarded in lieu of cash compensation and RSUs awarded for acquisitions and hiring.

RSUs	2013	2014	2015	Average
Compensation grants	3,114,738	2,795,763	2,104,328	2,671,610
Acquisition/hiring grants	3,188,739	1,355,427	1,567,185	2,037,117

Gross RSUs	6,303,477	4,151,190	3,671,513	4,708,727
Net shares to be issued (1)	3,467,000	2,283,000	2,019,000	2,590,000
Average grant price	$36.82	$46.78	$48.22	$43.39
Average shares outstanding	63,568,000	66,472,000	68,543,007	66,194,355
Projected as % of average shares outstanding	5%	3%	3%	4%

(1)	Net shares after tax withholding and forfeitures

The above grants were made in lieu of cash and, importantly, vest over the next 5 – 9 years. As of December 31, 2015, Stifel has 18,473,953 outstanding RSUs which, after estimated forfeitures and tax withholding, will result in 10,160,674 shares being issued over the next several years as follows:

2016	2,381,010
2017	1,715,692
2018	1,416,256
2019	1,441,547
2020	881,079
2021 & Beyond	2,325,090

Over this timeframe, Stifel intends to manage its dilution through stock repurchases, net settlement for tax purposes, and additional net settlements for cash pursuant to the requested authority in Item IV. In addition, as of March 31, 2016, 8.2 million shares remain available under our existing share repurchase program, which gives us the ability to manage future dilution, but does not impact the number of shares available to be issued under our plans.

With respect to historical dilution, we note that from December 31, 2013 through March 31, 2016, our shares outstanding have increased 2% as follows:

Shares Issued:	Shares	% Change
Shares Outstanding, December 31, 2013	65,077,347
Shares Issued
Employee Plans:
Compensation	1,900,787	2.9%
Acquisition Hiring	3,038,415	4.7%

Total Employee Plans	4,939,202	7.6%
Acquisitions	1,934,016	3.0%
Shares Repurchased	(5,497,000)	-8.4%

Shares Outstanding, March 31, 2016	66,453,565	2.1%

During this same time period, fully-diluted shares outstanding have increased from 73,500,000 to 76,100,000 shares. In summary, we issued 1,900,000 shares as part of deferred compensations plan and 5,000,000 shares relating to acquisitions and hiring. Offsetting this dilution, we repurchased 5,500,000 shares. In short, considering our acquisition activity, we have successfully managed share dilution while significantly growing our Company. As of December 31, 2015, of the 10,160,674 shares expected to be issued over the next decade, 9,976,641 are already reflected as diluted shares outstanding.

3.	Shares Available Under the Current Authorization:

As of December 31, 2015, we had 7,400,000 shares available to be issued, net of estimated tax and forfeitures. Through March 31, 2016, we granted RSUs that we expect will result in the issuance of approximately 3,600,000 shares in future years. We estimate that through March 31, 2017 we will make grants of RSUs for deferrals and hiring that will result in the issuance of 2,800,000 shares in future years, leaving us with approximately 1,000,000 shares and no cushion for opportunities that may arise.

Based on our past experience and our estimates of future requirements, we anticipate on an annual basis making grants of RSUs that will eventually result in the issuance of approximately 3,000,000 shares in future years. We believe that good corporate governance is to request additional equity plan capacity on an annual basis while accounting for past share usage and dilution upon each request. Accordingly, we have asked for an additional 3,000,000 shares under our proposal.

ISS Recommendation:

ISS has recommended a vote against our proposal based on three stated factors.

•	Plan cost is excessive

•	Burn rate is excessive

•	Plan permits liberal recycling

Frankly, with respect to the first two items, the ISS approach is a pure mathematical framework that does not analyze plan design or historical dilution. Their concept of “Share Value Transfer” does not consider that equity is a form of compensation, in lieu of cash, and does not represent additional compensation. Furthermore, ISS does not consider how Stifel’s acquisition history impacts share usage under our plan, especially when comparing us to peers. Also, ISS does not consider the various methods to manage dilution via share repurchases or net settlement. In our view, the approach ISS utilizes proves that one cannot use a “one-size fits all” mathematical framework to determine a recommendation. With respect to recycling, we believe our approach to request shares on an annual basis alleviates this concern.

Shareholder Outreach & Conclusions:

Last year, our Company committed to a significant shareholder outreach regarding “say-on-pay” and other corporate governance matters. Since then, as described in our current proxy, we have responded to and incorporated many shareholder ideas, including increasing diversity at the Board level, taking the steps necessary to eliminate our staggered board, and introducing a forward-looking pay for performance component (PRSUs) to our named executive officer compensation. We thank you for your input.

Over the next year, we again commit to reach out to you, our shareholders, regarding our philosophy with respect to equity compensation.

In the meantime, for the rational stated above and to allow us to operate and compensate our valued employees as we have historically, we respectfully ask you to vote FOR Item IV, the resolution approving the Equity Incentive proposal. If you previously voted against Item IV, we hope that you reconsider your vote for the reasons given. Please see our 2016 proxy statement for additional information. We welcome you to communicate with us at any time by email, investorrelations@stifel.com.

Sincerely,

Ronald J. Kruszewski	James M. Oates
Chairman of the Board and Chief Executive Officer	Compensation Committee Chairman